Exhibit 99.1

Xos Extends Gross Profit Streak, Highlighting Operational Efficiency

Expanded first-half GAAP gross margin to 31.0% from 11.8% and non-GAAP gross margin to 29.0% from 4.9% in the prior year

Reduced first-half operating expenses by 8.6%, narrowing GAAP and non-GAAP operating losses by 22.8% and 40.9%, respectively

Improved first-half EBITDA by 24.8% and adjusted EBITDA by 38.6% year-over-year

LOS ANGELES, CA -- August 13, 2026 -- Xos, Inc. (NASDAQ: XOS) ("Xos" or the "Company"), a leading energy storage and fleet electrification solutions provider, today reported financial results for the second quarter ended June 30, 2026. Building on a year of disciplined execution and consistent operational improvement, Xos recorded its second consecutive quarter of positive gross margin and reduced its operating expenses, showcasing the durability of its operating model and its commitment to operational efficiency.

Second Quarter Highlights:

●
Xos delivered 30 units, including leases, and generated $4.7 million in revenue in the second quarter, compared to 135 units and $18.4 million in Q2 2025, as the Company continued its strategic focus on powertrain and hubs production.
●
Gross margins improved to 12.1%, compared to 8.9% in Q2 2025. Non-GAAP gross margin improved to 7.2%, compared to 1.5% in Q2 2025, reflecting the Company's continued inventory discipline and a more favorable product mix.
●
Operating loss increased to $7.9 million in Q2 2026, compared to $7.1 million in Q2 2025 while Non-GAAP operating loss improved 9.5% year-over-year to $6.2 million in Q2 2026, compared to $6.8 million in Q2 2025.
●
Second quarter operating expenses were $8.5 million in Q2 2026, down 2.1% year-over-year and down 5.4% sequentially from Q1 2026. The reduction reflects continued operational efficiency and cost discipline across the organization.
●
EBITDA decreased by $0.9 million, or 14.3% year-over-year. Adjusted EBITDA decreased by $0.6 million year-over-year, down 11.4%.
●
The Company raised $2.2 million and $5.4 million, net of offering costs, under its at-the-market offering program and its registered direct offering, respectively, during the second quarter of 2026, further reinforcing liquidity and providing additional capital to support continued growth initiatives.

Six Months Ended June 30, 2026 Highlights:

●
Xos delivered 125 units, including leases, and generated $16.0 million in revenue in the first half of 2026, compared to 164 units and $24.3 million in the first half of 2025, as the Company continued its strategic focus on powertrain and hub production.

●
Gross margin improved to 31.0%, compared to 11.8% in the first half of 2025. Non-GAAP gross margin improved to 29.0%, compared to 4.9% in the first half of 2025.
●
Operating loss improved 22.8% to $12.6 million in the first half of 2026, compared to $16.3 million in the first half of 2025, while non-GAAP operating loss improved 40.9% year-over-year to $8.8 million in the first half of 2026, compared to $14.9 million in the first half of 2025.
●
First half operating expenses were $17.5 million in 2026, down 8.6% year-over-year from $19.2 million in the first half of 2025.
●
EBITDA improved by $3.8 million, or 24.8% year-over-year. Adjusted EBITDA improved by $4.7 million, or 38.6% year-over-year.

Platform and Product Milestones:

●
Launched the Power Hub, the newest and largest member of the Xos Hub™ family. In June, Xos launched the Power Hub: mobile, containerized battery energy storage with a flagship 3.1 MWh unit delivering 1.5 MW of continuous power from a standard intermodal container form factor. Multiple units can be combined to power multi-megawatt sites without traditional engineering cycles, giving data centers and industrial facilities facing three-to-seven-year grid interconnection timelines a deployable power system that can energize a site in days.
●
Field-proven energy storage, now serving data center demand. Xos has more than 250 megawatt-hours of energy storage deployed across North America, and during the quarter the Xos Hub supported a large data center construction project for a hyperscaler customer, precisely the power-constrained, rapid-deployment application the Power Hub was built to serve. The Company expects to announce rental, leasing, and deployment partners for the Power Hub in the coming quarters.
●
Growing defense and public-sector engagement. In May, Xos was selected as one of only seventeen finalists from a nationwide pool of applicants at the U.S. Air Force Global Strike Command Commercial Capabilities Showcase, where the team performed a live demonstration of the Xos Hub delivering real-time DC fast charging of an electric vehicle with no grid connection and no setup crew. In June, the Company also presented its trucks, powertrains, and Hubs to municipal, state, and federal fleet buyers at the Government Fleet Expo in Long Beach.
●
Began production of higher-capacity Hub configurations. During the quarter, Xos launched production of new higher-capacity Hub configurations at its Byrdstown, Tennessee facility, with the flagship Hub platform increasing from 280 kWh to 420 kWh.

“The first half of 2026 reinforced the durability of our multi-product model — and ex market we serve. With the Power Hub, Xos stepped directly into the race to power data centers and the AI economy. Second-quarter deliveries shifted into later quarters — deferrals, not cancellations — yet we posted our strongest first-half gross margin ever. We are revising our full-year outlook accordingly, but our priorities are unchanged: convert our pipeline into deliveries, scale the Power Hub, and build electrification solutions that win on reliability and economics,” said Dakota Semler, Chief Executive Officer of Xos.

“The first half of 2026 demonstrates the impact of the financial discipline we have embedded across Xos,” said Liana Pogosyan, Chief Financial Officer of Xos. “Year-over-year, we expanded GAAP gross margin to

31.0% from 11.8%, reduced operating expenses by 8.6%, narrowed operating loss by 22.8%, and improved adjusted EBITDA by 38.6%. During the second quarter, we also raised $7.6 million, net of offering costs, and took further action to optimize our cost structure through the early termination of our Huntington Beach facility lease. We ended the second quarter with $13.2 million in cash and remain focused on disciplined capital allocation as we execute against our revised outlook and pursue growth across our vehicle, powertrain, and energy-storage platforms.”

Second Quarter 2026 Financial Highlights

(in millions)	30 Jun 2026	31 Mar 2026	31 Dec 2025
Cash and cash equivalents	$13.2	$9.8	$14.0
Inventories	$23.5	$23.7	$25.0

	Quarters ended
(in millions)	30 Jun 2026	31 Mar 2026	30 Jun 2025
Revenues	$4.7	$11.2	$18.4
Gross profit	$0.6	$4.4	$1.6
Non-GAAP gross profit(1)	$0.3	$4.3	$0.3
Net loss	$(6.9)	$(4.9)	$(7.5)
Loss from operations	$(7.9)	$(4.6)	$(7.1)
Non-GAAP operating loss(1)	$(6.2)	$(2.6)	$(6.8)

________________________

(1) For further information about how we calculate Non-GAAP financial measures, such as Non-GAAP gross profit, Non-GAAP operating loss, Adjusted EBITDA, and free cash flow, see below for the reconciliations of GAAP to non-GAAP financial measures provided in the tables included in this release.

2026 Outlook:

Xos is revising its outlook for 2026 due to results to date and changes in the expected product mix and volume expectations for the second half of the year as follows:

Revenue	$35 to $43 million

Non-GAAP operating loss(1)	$(14.7) million to $(11.4) million
Unit Deliveries (2)	250 to 350 units

____________________________

(1) This press release does not provide a forward-looking reconciliation from Non-GAAP operating loss to net loss, the most directly comparable GAAP measure, due to the uncertainty and the potential variability of inputs of the financial information. For the same reason, we are unable to address the probable significance of the unavailable information.

(2) Unit deliveries forecast includes our powertrain and Xos Hub products, stepvan and stripped chassis.

The outlook provided above is based on management beliefs and expectations as of the date of this press release. The results are based on assumptions that are believed to be reasonable as of this date, but may be materially affected by many factors, as discussed below in our “Cautionary Statement Regarding Forward-Looking Statements” disclaimer. Actual results may vary from the outlook above and the variations may be material. The Company undertakes no intent or obligation to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law.

Conference Call and Webcast Details

Date / Time:	Thursday, August 13, 2026, at 4:30 p.m. EDT / 1:30 p.m. PDT
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1770255&tp_key=a5f3b5b3ec
U.S. Toll-Free Dial In:	1-833-816-1411
International Dial In:	1-412-317-0507
Conference ID:	10210727

To access the call, please dial in approximately ten minutes before the start of the call.

For those unable to participate in the live call, an audio replay will be available following the call through midnight Thursday, August 27, 2026. To access the replay, please call 1-844-512-2921 or 1-412-317-6671 (International) and enter access code 10210727. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company's website.

About Xos, Inc.

Xos is a leading energy storage and fleet electrification solutions provider. The Xos Hub is a proactive, movable power source delivering high-capacity output and high-speed charging in one. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes. The Company leverages its proprietary technologies to provide a diverse customer base with rapid-deployment energy storage and charging solutions and commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.

Non-GAAP Financial Measures

The financial information in this press release has been presented in accordance with United States generally accepted accounting principles (“GAAP”) as well as on a non-GAAP basis to supplement Xos's unaudited condensed consolidated interim financial results. Xos's non-GAAP financial measures include operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit and Adjusted EBITDA, which are defined below.

“Operating cash flow less CapEx (Free Cash Flow)” is defined as net cash provided by (used in) operating activities minus purchases of property and equipment.

“Non-GAAP operating loss” is defined as loss from operations adjusted for stock-based compensation, inventory write-downs and physical inventory and other adjustments.

“Non-GAAP gross profit” is defined as gross profit (loss) minus inventory write-downs and physical inventory and other adjustments.

“Adjusted EBITDA” is defined as EBITDA (earnings before interest, taxes, depreciation & amortization) minus change in fair value of derivatives, change in fair value of earn-out shares liability, gain on operating lease terminations, and stock based compensation.

Xos believes that the use of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit, and Adjusted EBITDA reflects additional means for management and investors to use when evaluating Xos's ongoing operating results and trends. The presentation of these measures should not be construed as an inference that Xos's future results will be unaffected by unusual or non-recurring items. It is important to note Xos's computation of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit, and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies may calculate operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit, and Adjusted EBITDA in the same fashion. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under GAAP when understanding Xos's operating performance. A reconciliation between historical GAAP and non-GAAP financial information is provided in this press release.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding projected financial and performance information; expectations and timing related to product deliveries and customer demand; sufficiency of existing cash reserves; customer acquisition and order metrics; ability to access additional capital and

Xos’s long-term strategy and future growth. These forward-looking statements may be identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “likely,” “may,” “might,” “opportunity,” “plan,” “possible,” “project,” “potential,” “predict,” “seek,” “seem,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) Xos’s liquidity and access to capital when needed, including its ability to service its indebtedness; (ii) Xos’s ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; (iii) cost increases and delays in production due to supply chain shortages in the components needed for the production of Xos's products; (iv) Xos's ability to meet production milestones and fulfill backlog orders; (v) changes in the industries in which Xos operates; (vi) variations in operating performance across competitors; (vii) changes in laws and regulations affecting Xos's business, including changes to tax incentive policies; (viii) Xos's ability to implement its business plan or meet or exceed its financial projections; (ix) Xos's limited operating history; (x) Xos's ability to retain key personnel and hire additional personnel, particularly in light of current and potential labor shortages; (xi) the risk of downturns and a changing regulatory landscape in the highly competitive electric vehicle industry; (xii) macroeconomic and political conditions; and (xiii) the outcome of any legal proceedings that may be instituted against Xos. All forward-looking statements included in this press release are expressly qualified in their entirety by, and you should carefully consider, the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” included in Xos's most recently filed Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and any subsequent Quarterly Reports on Form 10-Q filed with the SEC, copies of which may be obtained by visiting Xos's Investors Relations website at https://www.xostrucks.com/sec-filings or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.

Contacts

Xos Investor Relations

investors@xostrucks.com

Xos Media Relations

press@xostrucks.com

Xos, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Unaudited

	June 30, 2026	December 31, 2025(1)
(in thousands, except par value per share)
Assets
Cash and cash equivalents	$13,235	$14,040
Accounts receivable, net	4,485	6,035
Inventories	23,533	24,961
Prepaid expenses and other current assets	3,713	4,841
Total current assets	44,966	49,877
Property and equipment, net	3,579	4,320
Operating lease right-of-use assets, net	1,726	1,534
Other non-current assets	4,177	4,632
Total assets	$54,448	$60,363

Liabilities and Stockholders’ Equity
Accounts payable	$1,378	$2,473
Convertible debt, current	7,500	6,500
Other current liabilities	13,601	14,011
Total current liabilities	22,479	22,984
Common stock warrant liability	79	73
Other non-current liabilities	1,033	1,345
Convertible debt, non-current	8,000	12,000
Total liabilities	31,591	36,402
Stockholders’ Equity
Common stock $0.0001 par value per share, authorized 1,000,000 shares, 14,146 and 11,403 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	2	1
Preferred stock $0.0001 par value per share, authorized 10,000 shares, 0 shares issued and outstanding at June 30, 2026 and December 31, 2025	-	-
Additional paid-in capital	262,730	252,026
Accumulated deficit	(239,875)	(228,066)
Total stockholders’ equity	22,857	23,961
Total liabilities and stockholders’ equity	$54,448	$60,363

(1) Prior-period amounts have been revised to correct immaterial errors. See Note 19 – Revision of Previously Reported Information of the footnotes accompanying the unaudited condensed consolidated financial statements in our Form 10-Q for the quarter ended June 30, 2026 for more details.

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025(1)	2026	2025(1)
Revenues	$4,740	$18,393	$15,965	$24,272
Cost of goods sold	4,167	16,756	11,021	21,399
Gross profit	573	1,637	4,944	2,873

Operating expenses
General and administrative	5,817	5,906	11,882	13,802
Research and development	1,899	2,087	3,929	4,017
Sales and marketing	804	707	1,720	1,361
Total operating expenses	8,520	8,700	17,531	19,180

Loss from operations	(7,947)	(7,063)	(12,587)	(16,307)

Other income (expense), net	1,096	(405)	816	(1,256)
Change in fair value of derivative instruments	(15)	(6)	(6)	(60)
Loss before provision for income taxes	(6,866)	(7,474)	(11,777)	(17,623)
Provision for income taxes	27	13	32	25
Net loss	$(6,893)	$(7,487)	$(11,809)	$(17,648)

Net loss per share
Basic	$(0.55)	$(0.90)	$(0.98)	$(2.16)
Diluted	$(0.55)	$(0.90)	$(0.98)	$(2.16)
Weighted average shares outstanding
Basic	12,591	8,287	12,084	8,182
Diluted	12,591	8,287	12,084	8,182

(1) Prior-period amounts have been revised to correct immaterial errors. See Note 19 – Revision of Previously Reported Information of the footnotes accompanying the unaudited condensed consolidated financial statements in our Form 10-Q for the quarter ended June 30, 2026 for more details.

Reconciliation of Adjusted EBITDA, Operating Cash Flow less CapEx (Free Cash Flow), Non-GAAP Operating Loss and Non-GAAP Gross Profit:

Adjusted EBITDA Reconciliation:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(in thousands)	2026	2025	2026	2025	2026
Net loss	$ (6,893)	$ (7,487)	$ (11,809)	$ (17,648)	$ (4,916)
Other (income) expense, net	(1,096)	405	(816)	1,256	280
Depreciation	525	564	1,084	1,070	559
Provision for income taxes	27	13	32	25	5
EBITDA	(7,437)	(6,505)	(11,509)	(15,297)	(4,072)
Change in fair value of derivatives	15	6	6	60	(9)
Gain on operating lease termination	(54)	-	(54)	-	-
Stock based compensation	1,988	1,574	4,107	3,097	2,119
Adjusted EBITDA	$ (5,488)	$ (4,925)	$ (7,450)	$ (12,140)	$ (1,962)

Operating Cash Flow less CapEx (Free Cash Flow):

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(in thousands)	2026	2025	2026	2025	2026
Net cash (used in) provided by operating activities	$(2,687)	$4,645	$(4,275)	$(111)	$(1,588)
Purchase of property and equipment	(19)	-	(38)	-	(19)
Free-Cash Flow	$(2,706)	$4,645	$(4,313)	$(111)	$(1,607)

Non-GAAP Operating Loss:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(in thousands)	2026	2025	2026	2025	2026
Loss from operations	$ (7,947)	$ (7,063)	$ (12,587)	$ (16,307)	$ (4,640)
Stock-based compensation	1,988	1,574	4,107	3,097	2,119
Inventory reserves	(672)	(1,689)	(877)	(2,206)	(205)
Physical inventory and other adjustments	441	336	559	523	118
Non-GAAP Operating Loss	$ (6,190)	$ (6,842)	$ (8,798)	$ (14,893)	$ (2,608)

Non-GAAP Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(in thousands)	2026	2025	2026	2025	2026
Gross profit	$ 573	$ 1,637	$ 4,944	$ 2,873	$ 4,371
Inventory reserves	(672)	(1,689)	(877)	(2,206)	(205)
Physical inventory and other adjustments	441	336	559	523	118
Non-GAAP Gross Profit	$ 342	$ 284	$ 4,626	$ 1,190	$ 4,284